Exhibit 3.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  METASYN, INC.

         The undersigned, Michael D. Webb and Randall B. Lauffer, do hereby certify:

         A. They are the duly elected and acting President and Secretary, respectively, of Metasyn, Inc., a Delaware corporation (the "Corporation").

         B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on November 28, 1988, and the name under which the Corporation was originally incorporated is Metacorp, Inc.

         C. The Certificate of Incorporation, as previously amended, is further amended and restated to read in full as follows:

         FIRST.  The name of the Corporation is Metasyn, Inc.

         SECOND. The address of the registered office of the Corporation in the state of Delaware is at 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805-1297. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 11,500,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and (ii) 6,813,393 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

         The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.       COMMON STOCK.

         1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

         2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The holders of record of shares of Common Stock and the holders of record of shares of Series A Convertible Preferred Stock, voting together as a


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single class, shall be entitled to elect two (2) directors of the Corporation.
At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Common Stock and Series A Convertible Preferred Stock then outstanding shall constitute a quorum of the Common Stock and Series A Convertible Preferred Stock for the purpose of electing directors by holders of the Common Stock and Series A Convertible Preferred Stock. A vacancy in any directorship elected by the holders of Common Stock and Series A Convertible Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Common Stock and Series A Convertible Preferred Stock.

         3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.       PREFERRED STOCK.

         Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased, acquired or converted into shares of Common Stock by the Corporation may be reissued except as otherwise provided herein or by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

         Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, except as otherwise provided herein or in the resolutions providing for the issuance of any other series of Preferred Stock, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided herein or in the resolutions provided for the issuance of any series of Preferred Stock, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

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C.       SERIES A, SERIES B, SERIES C, SERIES D AND SERIES E
         CONVERTIBLE PREFERRED STOCK.

         1. Designation.

                  (a) Series A Convertible Preferred Stock. One Hundred Four Thousand Three Hundred and Eighty-Eight (104,388) shares of the authorized Preferred Stock of the Corporation are hereby designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below.

                  (b) Series B Convertible Preferred Stock. Two Million Six Hundred Fifty- Five Thousand One Hundred and Thirty-Eight (2,655,138) shares of the authorized Preferred Stock of the Corporation are hereby designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below.

                  (c) Series C Convertible Preferred Stock. One Million Four Hundred Forty- Five Thousand Five Hundred and Thirty-Six (1,445,536) shares of the authorized Preferred Stock of the Corporation are hereby designated "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below.

                  (d) Series D Convertible Preferred Stock. One Million Seven Hundred Forty Thousand and Two (1,740,002) shares of the authorized Preferred Stock of the Corporation are hereby designated "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below.

                  (e) Series E Convertible Preferred Stock. Eight Hundred and Sixty-Eight Thousand Three Hundred Twenty-Nine (868,329) shares of the authorized Preferred Stock of the Corporation are hereby designated "Series E Convertible Preferred Stock" (the "Series E Preferred Stock") with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below.

                  (f) Series Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are sometimes collectively referred to herein as the "Series Preferred Stock".

         2. Dividends. In each fiscal year of the Corporation, the holders of shares of Series Preferred Stock shall be entitled to receive, before any cash dividends shall be paid upon or set aside for the Common Stock in such fiscal year, if, when and as declared by the Board of Directors of the Corporation out of the funds legally available for that purpose, dividends payable in cash in an amount per share for such fiscal year at least equal to the product of (i) the per share amount, if any, of the cash dividend declared, paid or set aside for the Common Stock during such fiscal year, multiplied by (ii) the number of whole shares of Common Stock into which each such share of Series Preferred Stock is then convertible. In addition, in each fiscal year of the Corporation, the holders of shares of Series C

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Preferred Stock and Series E Preferred Stock shall be entitled to receive if, when and as declared by the Board of Directors of the Corporation, out of funds legally available therefor, a dividend of $.05 per share. Further, no dividend shall be declared or paid on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or any other series of Preferred Stock unless an equivalent dividend is declared or paid on the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (based on the number of shares of Common Stock into which the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are then convertible).

         3. Liquidation, Dissolution or Winding Up.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series D Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the Series D Preferred Stock, by reason of their ownership thereof, an amount (being the liquidation preference for the Series D Preferred Stock) equal to the amount of $3.00 per share, a cumulative cash dividend of 18% per annum, compounded annually from the date of issuance, plus any other declared but unpaid dividends thereon (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series D Preferred Stock).

                  (b) If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay all holders of shares of Series D Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series D Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series D Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation to such series or class in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to shares of such series were paid in full.

                  (c) After the payment of all preferential amounts required to be paid to the holders of Series D Preferred Stock and Senior Preferred Stock, upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock then outstanding shall be entitled to be paid, pari passu on the basis of the relative liquidation preference amounts of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock, out of such assets of the Corporation available for distribution after the payment in full of all amounts required to be paid to the holders of Senior Preferred Stock and Series D Preferred Stock pursuant to Subsections (a) and (b) above, but before any payment shall be made to the holders of Common Stock or any

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other class or series of stock ranking on liquidation junior to the Series A
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount (being the liquidation preference for the applicable series) equal to, (i) in the case of Series A Preferred Stock, the amount of $11.207 per share, plus any declared but unpaid dividends thereon, (ii) in the case of Series B Preferred Stock, the amount of $1.513 per share, a cumulative cash dividend of 18% per annum, compounded annually from the date of issuance, plus any other declared but unpaid dividends thereon, (iii) in the case of Series C Preferred Stock, the amount of $2.25 per share, a cumulative cash dividend of 18% per annum, compounded annually from the date of issuance, plus any other declared but unpaid dividends thereon, and (iv) in the case of Series E Preferred Stock, the amount of $5.76 per share, a cumulative cash dividend of 18% per annum, compounded annually from the date of issuance, plus any other declared but unpaid dividends thereon (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

                  (d) If following the distributions contemplated pursuant to Subsections (a) and (b) above the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay all holders of shares of each series of Series Preferred Stock entitled to a distribution of such amounts pursuant to Subsection (c) above the full amount to which they shall be entitled, the holders of shares of each such series of Series Preferred Stock and any class or series of stock ranking on liquidation on a parity with such series of Series Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation to such series or class in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to shares of such series were paid in full.

                  (e) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

                  (f) The merger or consolidation of the Corporation into or with another corporation or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3 unless the holders of at least 66 2/3% of the then outstanding shares of Series Preferred Stock, voting separately as a class, elect to have such events not deemed to be a liquidation, dissolution or winding up of the Corporation by giving written notice thereof to the Corporation at least ten (10) days before the effective date of such event. If such notice is given, the provisions of Subsection 5(i) shall apply. The amount deemed distributed to the holders of Series Preferred Stock upon any such merger, consolidation or sale shall include any cash or the value of any property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.


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         4. Voting.

                  (a) Each holder of the outstanding shares of Series Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 5 below), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters, other than as provided in Subsection 4(b) below, presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of Subsections 4(b) and (c) below, holders of Series Preferred Stock shall vote together with the holders of Common Stock as a single class.

                  (b) The holders of record of the shares of Series A Preferred Stock and the holders of record of shares of Common Stock, voting together as a single class, shall be entitled to elect two (2) directors of the Corporation in accordance with Section 2 of Part A hereof. The holders of record of the shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, shall be entitled to elect two (2) directors of the Corporation. All remaining directors of the Corporation shall be elected by the holders of record of the shares of Series Preferred Stock and the holders of record of shares of Common Stock, voting together as a single class. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of stock then outstanding and entitled to vote for a director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship elected by the holders of any class or series of stock shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series of stock.

                  (c) The consent of the holders of record of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, shall be required for the Corporation to (i) adopt any amendment to this Restated Certificate of Incorporation that would alter or change the powers, preferences or rights of the holders of the outstanding shares of Series C Preferred Stock so as to affect them adversely, (ii) increase the size of the Board of Directors of the Corporation or (iii) declare any dividends on the capital stock of the Corporation.

                  (d) The consent of the holders of record of a majority of the outstanding shares of Series D Preferred Stock, voting as a single class, shall be required for the Corporation to: (i) adopt any amendment to this Restated Certificate of Incorporation to alter, change or amend the preferences, rights or privileges of the holders of the outstanding shares of Series D Preferred Stock, (ii) adopt any amendment to this Restated Certificate of Incorporation to create any class or series of stock on parity with or having preference over the Series D Preferred Stock, (iii) effect a sale of all or substantially all of the assets of the Corporation, or a merger or reorganization of the Corporation for aggregate consideration in an amount equal to less than $4.50 per share of the capital stock of the Corporation outstanding at the time of such sale or merger (on a fully diluted basis and subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) or (iv) effect a repurchase or redemption of any securities prior to the repurchase or redemption of the Series D Preferred Stock (excluding for this purpose (A) up to 100,000 shares of the Common Stock to be reacquired by the Corporation from

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Randall B. Lauffer and (B) shares reacquired by the Corporation pursuant to restricted stock arrangements from key employees, consultants and others who have terminated their relationship with the Corporation).

                  (e) The consent of the holders of record of a majority of the outstanding shares of Series E Preferred Stock, voting as a single class, shall be required for the Corporation to adopt any amendment to this Restated Certificate of Incorporation that would alter or change the powers, preferences or rights of the holders of the outstanding shares of Series E Preferred Stock so as to affect them adversely.

         5. Optional Conversion. The holders of the Series Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and in the case of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, prior to the close of business on any Redemption Date (as defined in Section 6 below) for such share, into such number of fully paid and nonassessable shares of Common Stock as is determined, (i) in the case of the Series A Preferred Stock, by dividing $11.207 by the Series A Conversion Price (as defined below) in effect at the time of conversion, (ii) in the case of the Series B Preferred Stock, by dividing $1.513 by the Series B Conversion Price (as defined below) in effect at the time of conversion, (iii) in the case of the Series C Preferred Stock, by dividing $2.25 by the Series C Conversion Price (as defined below) in effect at the time of conversion, (iv) in the case of the Series D Preferred Stock, by dividing $3.00 by the Series D Conversion Price (as defined below) in effect at the time of conversion, and (v) in the case of the Series E Preferred Stock, by dividing $5.76 by the Series E Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the "Series A Conversion Price") shall be $2.1825 on the effective date of the filing of this Restated Certificate of Incorporation. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of additional consideration by the holder thereof (the "Series B Conversion Price") shall initially be $1.513. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series C Preferred Stock without the payment of additional consideration by the holder thereof (the "Series C Conversion Price") shall initially be $2.25. The conversion price at which shares of Common Stock shall be deliverable on conversion of Series D Preferred Stock without the payment of additional consideration by the holder (the "Series D Conversion Price") shall be $3.00 on the effective date of filing of this Restated Certificate of Incorporation. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series E Preferred Stock without the payment of additional consideration by the holder thereof (the "Series E Conversion Price") shall initially be $5.76. The Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price, Series D Conversion Price and Series E Conversion Price are sometimes hereinafter collectively referred to as the "Conversion Prices" or the "Conversion Price," as the case may be. Such initial Conversion Prices, and the rate at which shares of Series Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.


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         In the event of a notice of redemption of any shares of Series B
Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on any Redemption Date (as defined in Section 6), unless the applicable Redemption Price (as defined in Section 6) is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on such liquidation, dissolution or winding up to the holders of Series Preferred Stock.

                  (b) Conversion in the Event of a Public Offering In the event of the sale by the Corporation to the public of shares of Common Stock in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which (i) the price per share sold to the public exceeds $6.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) and the gross proceeds received by the Corporation equal at least $15,000,000 or (ii) the price per share sold to the public is less than or equal to $6.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) and the gross proceeds to the Corporation are less than $15,000,000 and the Corporation has received the request of the holders of at least a majority of the then outstanding shares of Series Preferred Stock, voting together as a class, (an offering described in clauses (i) and/or (ii) hereinafter referred to as a "Public Offering"), all duly issued and outstanding shares of Series Preferred Stock shall, as of the closing date of such sale, be converted at the applicable Conversion Price therefor in effect at such time, into fully paid and nonassessable shares of Common Stock, provided that such conversion shall not affect the right of the holders of such Series Preferred Stock to receive, out of the proceeds of such Public Offering or otherwise, an amount equal to all declared but unpaid dividends on the shares of Series Preferred Stock so converted to and including such closing date. The Corporation shall give the holders of the Series Preferred Stock notice of the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of any registration statement relating to any such Public Offering, not less than 30 days prior to such filing. The holders of shares of Series Preferred Stock shall present such shares for surrender to the Corporation in accordance with the provisions of Subsection 5(d)(i) hereof no later than the closing date of such Public Offering and the Corporation shall issue to such holders shares of Common Stock in accordance with the provisions of Subsection 5(d)(i) hereof on such closing date.

                  (c) Fractional Shares. The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this Subsection (c), be issuable upon conversion of any Series Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount of cash equal to the current value of such fraction, calculated to the nearest one-thousandth (1/1000) of a share, as determined in good faith by the Board of Directors of the Corporation.

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                  (d) Mechanics of Conversion.

                           (i) In order for a holder of Series Preferred Stock
to convert shares of Series Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Preferred Stock, at the office of the transfer agent for the Series Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                           (ii) The Corporation shall, at all times when shares
of Series Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, the Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of such series of Series Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be.

                           (iii) Upon any such conversion, no adjustment to the
applicable Conversion Price shall be made for any declared but unpaid dividends on the Series Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion, which dividends shall be paid in accordance with clause (iv) below.

                           (iv) All shares of Series Preferred Stock which shall
have been surrendered or are required to have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared but unpaid dividends thereon. Any shares of Series Preferred Stock so converted shall be retired and cancelled

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and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series Preferred Stock accordingly.

                  (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the effective date of the filing of this Restated Certificate of Incorporation effect a stock split or subdivision of the outstanding Common Stock, the Conversion Price for each series of Series Preferred Stock then in effect immediately before such split or subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the effective date of the filing of this Restated Certificate of Incorporation combine the outstanding shares of Common Stock, the Conversion Price for each series of Series Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the stock split, subdivision or combination becomes effective.

                  (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the effective date of the filing of this Restated Certificate of Incorporation, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Prices shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for each series of Series Preferred Stock then in effect by a fraction:

                           (1) the numerator of which shall be the total number
                  of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                           (2) the denominator of which shall be the total
                  number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Series Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each series of Series Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

                  (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the effective date of the filing of this Restated Certificate of Incorporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series Preferred Stock.

                  (h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  (i) Adjustment for Merger or Reorganization, etc. Subject to
Section 3 of this Part C, in case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests thereafter of the holders of the Series Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series Preferred Stock.

                  (j) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred Stock against impairment.

                  (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of the affected series of Series Preferred

Stock a certificate setting forth such adjustment or readjustment and showing in detail facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series Preferred Stock.

                  (l) Notice of Record Date.  In the event:

                           (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                           (ii) that the Corporation splits, subdivides or combines its outstanding shares of Common Stock;

                           (iii) of any reclassification of the Common Stock of the Corporation (other than a stock split, subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                           (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of each transfer agent of the Series Preferred Stock, and shall cause to be mailed to the holders of Series Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least 10 days prior to the record date specified in (A) below or 20 days before the date specified in (B) below, a notice stating

                           (A)      the record date of such dividend,
                                    distribution, stock split, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                           (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

         6. Redemption at Option of Holder.

                  (a) At any time on or after May 29, 2001, the holders of 66 2/3% or more of the then outstanding shares of each of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (collectively, the "Redeemable Stock") may require the Corporation to redeem shares of such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, then held by such holders, subject to Section 4(d) hereof. Holders desiring to exercise the redemption right granted herein (a "Requesting Holder") shall provide written notice to the Corporation (a "Redemption Notice") setting forth the number of shares to be redeemed and designating the date, which shall not be less than 60 days following the date of such notice, on which the initial redemption is to occur (the initial redemption date and each subsequent redemption date, hereinafter a "Redemption Date"). The Corporation shall notify all holders of shares of Redeemable Stock (other than the Requesting Holders and holders to whom notice will be sent pursuant to Section 6(b) below) of the Corporation's receipt of a Redemption Notice within three business days following receipt of such notice and any additional Redemption Notices received by the Corporation within 10 business days of the Corporation's receipt of the initial Redemption Notice shall be deemed to have been received on the same date as the initial Redemption Notice and the Redemption Date shall be the same for all redemptions to be effected pursuant to all such Redemption Notices. With respect to Redemption Notices received by the Corporation from holders of the requisite number of shares of Redeemable Stock other than Series D Preferred Stock, the Corporation shall promptly notify the holders of then-outstanding shares of Series D Preferred Stock of its receipt of such Redemption Notices and request their consent to such redemption in accordance with Section 4(d) hereof. If the Corporation does not receive the requisite consent from the holders of Series D Preferred Stock at least 20 days prior to the initial Redemption Date, it shall so notify the Requesting Holders and the Corporation shall not be permitted or obliged to redeem any shares of Redeemable Stock pursuant to such Redemption Notices. If the Corporation receives the requisite consent from the holders of the Series D Preferred Stock pursuant to Section 4(d) hereof, the Corporation shall be required to redeem the shares of the appropriate series of such Redeemable Stock held by the Requesting Holders plus any additional shares specified by holders pursuant to Subsection (b) hereof in three installments, redeeming up to 33 1/3%, 50% and 100%, respectively, of all shares of the appropriate series of Redeemable Stock to be redeemed that remain outstanding on each such installment date, with the first installment redeemable on the initial Redemption Date specified in the Redemption Notice and the second and third installments redeemable on the first and second anniversaries of the initial Redemption Date.

         On each Redemption Date and upon a holder's surrender, in accordance with this Section 6, of his, her or its certificates representing shares to be redeemed, the redemption price shall be paid by the Corporation in cash in an amount equal to (i) $1.513 per share in the case of Series B Preferred Stock,
(ii) $2.25 per share in the case of Series C Preferred Stock, (iii) $3.00 per share in the case of the Series D Preferred Stock, and (iv) $5.76 per share in the case of the Series E Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combination and other similar recapitalizations affecting such shares), plus an amount equal to all declared but unpaid dividends payable in accordance with Section 2 hereof on each share of Redeemable Stock to be redeemed (the "Redemption Price").

                  (b) Within five days following its receipt from a Requesting Holder of a notice of intent to exercise redemption rights pursuant to Subsection (a) hereof, the Corporation shall provide each holder of shares of the same series of Redeemable Stock, other than the Requesting Holder, with a written notice (addressed to the holder at its address as it appears on the stock transfer books of the Corporation) containing an offer to redeem shares of such Redeemable Stock as provided above, which notice shall specify the applicable Redemption Price. Each such holder, other than the Requesting Holder, will have until 10 days prior to each Redemption Date to provide the Corporation with written notice of such holder's acceptance of the redemption offer, which notice shall specify the number of shares to be redeemed. All notices or offers hereunder shall be sent by first class or registered mail, postage prepaid, and shall be deemed to have been provided when mailed.

                  (c) In the event that any holder of such Redeemable Stock, other than the Requesting Holder, does not provide the Corporation with written notice of the holder's acceptance of the redemption offer on or before the date 10 days prior to the applicable Redemption Date, the Corporation shall have no obligation to redeem any shares of Redeemable Stock of such holder on the Redemption Date specified in its notice to such holder or at any time thereafter.

                  (d) Notwithstanding the foregoing, the Corporation's obligation to redeem shares of a series of Redeemable Stock on any Redemption Date shall be waived if the holders of at least 66 2/3% of the then outstanding shares of such series of Redeemable Stock shall request such waiver by written notice given to the Corporation at least ten days prior to such Redemption Date. The Corporation shall immediately notify all other holders of such series of Redeemable Stock of any such waiver and shall not be required to redeem the shares of such Redeemable Stock on such Redemption Date. No waiver of the Corporation's redemption obligation in any one instance shall be deemed to be, or construed as, a further or continuing waiver of the Corporation's redemption obligation under this Section 6.

                  (e) On or prior to the Redemption Date, unless waived pursuant to Subsection (d) above, the Requesting Holder and each other holder of Redeemable Stock accepting the Corporation's redemption offer shall surrender his, her or its certificate or certificates representing the shares to be redeemed, in the manner and at the place designated in the Corporation's redemption offer. If less than all shares represented by such certificate or certificates are redeemed, the Corporation shall issue a new certificate for the unredeemed shares. From and after each Redemption Date, all rights of each holder with respect to shares of Redeemable Stock redeemed on such Redemption Date shall cease (except the right to receive the Redemption Price without interest upon surrender of the certificate or certificates therefor), and such shares shall not be deemed to be outstanding for any purpose whatsoever. Such shares of Redeemable Stock shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Redeemable Stock accordingly.

                  (f) For the purpose of determining whether funds are legally available for redemption of shares of Redeemable Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law. If on any Redemption Date funds of the Corporation legally available therefor shall be insufficient to redeem all the shares of such stock required to be redeemed as provided herein, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption ratably on the basis of the number of shares of Redeemable Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Redeemable Stock required to be redeemed on such date. The redemption requirements provided hereby shall be continuous, so that if on any Redemption Date such requirements shall not be fully discharged, without further action by any holder of such stock, funds legally available shall be applied therefor until such requirements are fully discharged.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: The Board of Directors is expressly authorized to exercise all powers granted to the directors by law except insofar as such powers are limited or denied herein or in the by-laws of the Corporation. In furtherance of such powers, the Board of Directors shall have the right to make, alter or repeal the by-laws of the Corporation.

         SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

         EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize a further limitation or elimination of the liability of directors, then the liability of a director of the Corporation shall, in addition to the limitation on personal liability provided herein, be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as from time to time amended. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         NINTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as that section may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power under that section to indemnify against any expenses, liabilities or other matters referred to in or covered by that section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         D. The foregoing Restated Certificate of Incorporation has been approved by the Board of Directors of the Corporation.

         E. The foregoing Restated Certificate of Incorporation was approved by the written consent of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting as a single class, all in accordance with Sections 228, 242, and 245 of the Delaware General Corporation Law.


         IN WITNESS WHEREOF, Metasyn, Inc. has caused this Restated Certificate of Incorporation to be signed by Michael D. Webb, its President, and attested by Randall B. Lauffer, its Secretary, this ___ day of May 1996.

                                  METASYN, INC.



                                  By:  /s/ Michael D. Webb
                                       ---------------------------
                                       Michael D. Webb
                                       President


ATTEST:



By: /s/ Randall B. Lauffer
    ----------------------------
        Randall B. Lauffer
        Secretary